UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2007

VERISIGN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

487 East Middlefield Road, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

(650) 961-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2007, VeriSign, Inc. (“VeriSign” or the “Company”) announced that Stratton D. Sclavos has resigned from his positions as President, Chief Executive Officer, Chairman of the Board of Directors and member of the Board of Directors of VeriSign. The material terms of the severance agreement to be entered into between the Company and Mr. Sclavos will be disclosed as required under applicable regulations of the U.S. Securities and Exchange Commission when such agreement is finalized. In anticipation of entering into a final severance agreement, the Company made a partial severance payment in the amount of $1,031,580 to Mr. Sclavos on May 31, 2007.

The Company’s Board of Directors has appointed William A. Roper, Jr., 61, as President and Chief Executive Officer effective May 27, 2007.

Mr. Roper has served as a member of the Company’s Board of Directors since November 2003 and as Lead Independent Director since May 2005. From April 2000 until May 28, 2007, he served as Executive Vice President of Science Applications International Corporation (“SAIC”), a diversified technology services company. He also served as SAIC’s Chief Financial Officer from 1990 to 2000. Salary, bonus and other elements of Mr. Roper’s compensation at VeriSign have not yet been determined. The Company will disclose the material terms of any employment agreement and/or compensation arrangement as required under regulations of the U.S. Securities and Exchange Commission.

Item 8.01.	Other Events.

The Company’s Board of Directors has elected Edward A. Mueller, 59, as Chairman of the Board of Directors effective May 27, 2007.

Mr. Mueller has served as a member of the Company’s Board of Directors since March 2005. He most recently served as Chief Executive Officer of Williams-Sonoma, Inc., a specialty retailer, from January 2003 to July 2006. In 1968, Mr. Mueller joined SBC Communications (now AT&T) and served as chief executive officer of several business units, including Ameritech from 2000 to 2002, SBC International Operations from 1999 to 2000, Pacific Bell from 1997 to 1999 and Southwestern Bell Telephone Company from 1994 to 1997.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: June 1, 2007	By:	/s/ Paul B. Hudson
Paul B. Hudson
Vice President, Associate General Counsel